EXHIBIT 99

           Provident Financial Group Announces Strategic Repositioning
Continuing to Lower Risk Profile While Sharpening Focus on Core Midwest Franchise

Cincinnati,  July 10, 2003 - Provident  Financial  Group,  Inc.  (Nasdaq:  PFGI)
announced  today a number of strategic  actions taken late in the second quarter to further align its core businesses with its corporate operating strategy.  The company  further  reduced its risk  profile  through the sale of $471 million of subprime  residential  mortgage  loans,  and  also  sold its  Merchant  Services business,  a payment  solutions  provider  for credit and debit card  acceptance programs.  The  company has also  agreed to sell its  Florida  franchise  to RBC
Centura Bank, a wholly-owned subsidiary of Royal Bank of Canada (NYSE, TSE: RY).
Under the agreement,  Provident will sell its 13 branches to RBC Centura,  which includes  approximately  $750 million in deposits and $350 million in loans. The transaction,  which is subject to regulatory approvals,  is expected to close in the third quarter of this year.

Provident  sold the subprime  residential  mortgage loans at a $40.0 million net discount, and will realize a gain of $19.0 million from the sale of its Merchant
Services  business.  The company  will also  realize a gain from the sale of its
Florida franchise of approximately $70.0 million after offsets from goodwill and transaction  costs.  The aggregate impact of these actions will result in a gain of  approximately  $49.0 million and the aggregate  dilutive  impact to earnings going  forward  will be no more than one percent.  The chart below  outlines the estimated pre-tax and after-tax impact of these transactions to second and third quarter earnings.

                                              Pre-Tax            After-Tax
                                            -----------    ---------------------
                                            Gain/(Loss)    (Gain/(Loss)    EPS
                                            -----------    ------------  -------
Second Quarter 2003 Transactions
  Sale of $471 million subprime
   residential mortgage loans               $    (40.0)*   $     (26.8)  $(0.53)
  Sale of Merchant Services Business              19.0            12.7     0.25
                                            ----------     -----------   ------
Impact to Second Quarter 2003 Earnings           (21.0)          (14.1)   (0.28)
                                            ----------     -----------   ------
Third Quarter 2003 Transaction
  Sale of Florida Franchise                       70.0            47.0     0.93
                                            ----------     -----------   ------
Impact to Third Quarter 2003 Earnings             70.0            47.0     0.93
                                            ----------     -----------   ------
Aggregate Impact to Earnings                $     49.0     $      32.9   $ 0.65
                                            ==========     ===========   ======
* net of $16 million of allowance utilization

Robert L. Hoverson, Provident's President and Chief Executive Officer commented,
"These  actions will further  reduce  credit risk and  earnings  volatility  and improve  capital while  allowing us to focus more on our core Midwest retail and commercial  banking  franchise.  Removing these subprime mortgage loans from our balance  sheet  significantly  improves our credit  quality  metrics,  including lowering the level of  non-performing  assets.  These subprime  mortgages  loans represented  approximately  five  percent  of  our  total  loan  portfolio,  and approximately  $53  million,  or 26 percent of  non-performing  assets.  We will continue to pursue opportunities to reduce risk exposures and reposition or exit businesses that are not in line with our corporate operating strategy."

                                      -1-

UBS  Investment  Bank acted as the Advisor to Provident for the sale of both the
Merchant Service business and the Florida franchise.

Second Quarter 2003 Earnings and Further Discussion of Today's News Release
Provident  expects  to  release  second  quarter  2003  financial  results  next
Wednesday, July 16, 2003, prior to market opening. A conference call and webcast is also scheduled for next Wednesday, July 16, 2003, at 2:00 p.m (ET) to discuss earnings. The contents of today's news release, including further details on the impact of these  transactions,  will also be discussed on next week's conference call.

Forward-Looking Statements
This news release contains certain  forward-looking  statements that are subject
to  numerous  assumptions,  risks  or  uncertainties.   The  Private  Securities
Litigation  Reform  Act of  1995  provides  a safe  harbor  for  forward-looking statements.  Actual results could differ  materially  from those contained in or implied by such  forward-looking  statements for a variety of factors including:
sharp  and/or  rapid  changes  in  interest  rates;  significant  changes in the anticipated  economic scenario which could materially change  anticipated credit quality  trends;  the ability to generate  loans and leases;  significant  cost, delay in,  or  inability  to  execute  strategic  initiatives  designed  to grow
revenues  and/or  manage   expenses;   consummation   of  significant   business
combinations or  divestitures;  and significant  changes in accounting,  tax, or regulatory  practices  or  requirements  and factors  noted in  connection  with forward-looking statements.  Additionally,  borrowers could suffer unanticipated losses without regard to general  economic  conditions.  The result of these and other  factors  could  cause  differences  from  expectations  in the  level  of defaults,  changes in the risk  characteristics of the loan and lease portfolio, and  changes  in the  provision  for  loan  and  lease  losses.  Forward-looking statements speak only as of the date made.  Provident  undertakes no obligations to update any  forward-looking  statements  to reflect  events or  circumstances arising after the date on which they are made.

About Provident Financial Group, Inc.
Provident Financial Group, Inc. is a bank holding company located in Cincinnati,
Ohio.  Its main  subsidiary,  The  Provident  Bank,  provides a diverse  line of banking and financial  products,  services and solutions  through retail banking offices located in Southwestern  Ohio,  Northern  Kentucky and the West Coast of
Florida,  and through  commercial  lending offices  located  throughout Ohio and surrounding  states.  Customers have access to banking  services  24-hours a day through Provident's  extensive network of ATMs,  Telebank,  a telephone customer service center, and the internet at www.providentbank.com.  Provident has served the  financial  needs  of its  customers  for 100  years,  and  currently  3,400 associates serve approximately  500,000 customers.  At March 31, 2003, Provident
Financial  Group  had  $9.2  billion  in loans  outstanding,  $10.7  billion  in deposits, and assets of $17.7 billion.  Provident Financial Group's common stock trades on the Nasdaq Stock Market under the symbol PFGI.

For further information, please contact:
Christopher J. Carey
Executive Vice President and Chief Financial Officer
1-513-639-4644 / 1-800-851-9521
e-mail: IR@provident-financial.com